Exhibit 99.1

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories Reports Third Quarter 2013 Results

HAYWARD, Calif. (November 4, 2013) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported third quarter 2013 adjusted net income of $16.6 million, or $0.25 per diluted share, compared to adjusted net income of $33.0 million, or $0.48 per diluted share in the prior year period. On a GAAP basis, the Company recorded a net loss of $0.2 million or ($0.00) per diluted share for the third quarter 2013, compared to net income of $20.0 million, or $0.29 per diluted share in the prior year period.

The decline in adjusted net income and earnings per diluted share was primarily due to the loss of exclusivity in mid-May 2013 of branded Zomig® tablet and orally disintegrating tablet (ZMT) products resulting in significantly lower profits in the third quarter 2013, compared to the prior year period. The net loss on a GAAP basis in the third quarter 2013 was primarily due to the inclusion of intangible asset impairment charges of $13.9 million and an $8.1 million increase in remediation costs related to the Hayward facility from $2.6 million in the prior year period. These items, as well as others, have been excluded from the current quarter’s adjusted net income and earnings per share. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP items.

“We were able to reduce some of the third quarter 2013 decline by capturing sales with our authorized generic Trilipix® products, which we launched in mid-July. In addition, new competition on a few generic products had a less than expected impact on this quarter’s sales,” said Larry Hsu, Ph.D., president and chief executive officer of Impax Laboratories. “However, we anticipate that our fourth quarter revenues may very well be negatively impacted by this additional competition and lower authorized generic Trilipix product sales following our strong launch, compared to this quarter.”

In late October 2013, at the U.S. Food and Drug Administration’s (FDA) request, the Company participated in a regulatory meeting with representatives of the FDA to provide additional information and clarifications on the Company’s responses and updates related to the Form 483 issued in 2013. The Company will continue to provide information to the agency about its quality and manufacturing improvement programs and has committed to answering any questions FDA might have on any applications or programs. The Company believes that a satisfactory re-inspection of the Company’s Hayward manufacturing facility would be required to close out the warning letter and resolve the 2013 Form 483 observations. The FDA did not notify the Company at the meeting of any additional enforcement actions; however, no assurance can be given as to whether the FDA will take any further actions.

“We continue to spend to improve our manufacturing and quality systems and advance our Quality Improvement Program. Despite our recent challenges, we have the financial resources to invest internally and externally to execute on our growth strategy,” concluded Dr. Hsu.

For the third quarter 2013, total revenues were $132.6 million, compared to $145.6 million in the prior year period. The current quarter decline was primarily due to lower Zomig tablet and ZMT product sales as noted above, and lower sales of the Company’s authorized generic Adderall XR® products and generic fenofibrate products due to additional generic competition. The third quarter 2013 revenue decline was partially offset by sales of new products launched in 2013, including the mid-July 2013 launch of authorized generic Trilipix delayed release capsules, the early January 2013 launch of non-AB rated generic oxymorphone hydrochloride extended-release tablets, and the mid-May 2013 launch of authorized generic Zomig tablet and ZMT products.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $34.2 million in the third quarter 2013, compared to $57.3 million in the prior year period.

Cash and short-term investments increased $137.7 million to $436.6 million as of September 30, 2013, compared to $298.9 million as of December 31, 2012. The increase was primarily due to the receipt of a pre-tax payment of $102.0 million from Endo Pharmaceuticals in connection with a previously announced settlement and license agreement, and $48.0 million from Shire LLC in connection with the settlement of litigation relating to supply of authorized generic Adderall XR products to the Company under the terms of the License and Supply Agreement with Shire.

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted as on an adjusted basis.

Global Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
(unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Global Product sales, net	$111,686	$99,463	$299,231	$342,105
Rx Partner	3,016	(792)	9,797	4,652
Other revenues	1,046	1,759	2,323	10,002
Total revenues	115,748	100,430	311,351	356,759
Cost of revenues	77,082	44,106	193,251	177,690
Gross profit	38,666	56,324	118,100	179,069
Operating expenses:
Research and development	10,970	12,400	31,972	35,219
Patent litigation (recovery) expense	4,497	(371)	13,079	6,581
Selling, general and administrative	3,671	3,734	12,597	11,312
Total operating expenses	19,138	15,763	57,648	53,112
Income from operations	$19,528	$40,561	$60,452	$125,957

Gross margin	33.4%	56.1%	37.9%	50.2%
Adjusted cost of revenues	$52,881	$41,053	$146,246	$167,409
Adjusted gross profit (1)	$62,867	$59,377	$165,105	$189,350
Adjusted gross margin (1)	54.3%	59.1%	53.0%	53.1%

(1)

Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

In the third quarter 2013, Global Product sales, net, increased to $111.7 million, compared to $99.5 million in the prior year period. The increase was primarily due to sales of new generic products launched during the first nine months of 2013 as noted above, partially offset by lower sales of authorized generic Adderall XR products and generic fenofibrate products as a result of additional competition.

Rx Partner revenues in the third quarter 2013 increased to $3.0 million, compared to a loss of $0.8 million in the prior year period. The third quarter 2012 included a charge of $2.0 million for the Company’s voluntary withdrawal of bupropion XL 300mg from the market for which there was no similar charge in the current quarter. The revenue increase in the third quarter 2013 also reflects an increase in profit-sharing revenue received from Teva Pharmaceuticals Industries Limited (Teva), under our Strategic Alliance Agreement with Teva Pharmaceuticals Curacao N.V., a subsidiary of Teva.

Gross profit in the third quarter 2013 was $38.7 million and gross margin was 33.4%, compared to gross profit of $56.3 million and gross margin of 56.1% in the prior year period. The decrease in gross profit and gross margin primarily reflects the impact of a $13.2 million intangible asset impairment charge and the $8.1 million increase in remediation costs related to the Hayward facility as noted above, as well as reduced operating efficiencies due to lower manufacturing production levels at the Hayward facility.

Adjusted gross profit in the third quarter 2013 increased to $62.9 million, compared to adjusted gross profit of $59.4 million in the prior year period. The increase in adjusted gross profit is due to sales of authorized generic Trilipix delayed release capsules launched in July 2013, partially offset by reduced manufacturing operating efficiencies as noted above. Adjusted gross margin was 54.3% for the third quarter 2013, compared to adjusted gross margin of 59.1% in the prior year period, with the decline primarily due to lower sales of higher margin products and reduced operating efficiencies as noted above.

Total Global Pharmaceuticals operating expenses in the third quarter 2013 increased to $19.1 million, compared to $15.8 million in the prior year period. The prior year period includes the receipt of $5.0 million for reimbursement of legal fees received pursuant to the settlement of patent litigation.

Impax Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
(unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Impax Product sales, net	$16,562	$43,327	$98,416	$71,422
Other revenues	331	1,830	994	12,434
Total revenues	16,893	45,157	99,410	83,856
Cost of revenues	7,217	23,454	52,407	44,522
Gross profit	9,676	21,703	47,003	39,334
Operating expenses:
Research and development	5,101	7,612	19,244	23,478
Selling, general and administrative	10,078	12,498	34,677	22,266
Total operating expenses	15,179	20,110	53,921	45,744
(Loss) income from operations	$(5,503)	$1,593	$(6,918)	$(6,410)

Gross margin	57.3%	48.1%	47.3%	46.9%
Adjusted cost of revenues	$6,487	$1,816	$34,152	$8,557
Adjusted gross profit (1)	$10,406	$43,341	$65,258	$75,299
Adjusted gross margin (1)	61.6%	96.0%	65.6%	89.8%

(1)

Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

In the third quarter 2013, Impax Product sales, net, decreased to $16.6 million, compared to $43.3 million in the prior year period, due to lower U.S. sales of Zomig tablet and ZMT products. The U.S. exclusivity on Zomig tablet and ZMT products expired on May 14, 2013. Following the loss of exclusivity, several generic competitors launched products that have significantly impacted sales of these two dosage forms. Impax Pharmaceuticals continues to commercialize the Zomig nasal spray which has U.S. patents expiring as late as May 2021.

Gross profit in the third quarter 2013 decreased to $9.7 million, compared to $21.7 million in the prior year period, primarily due to lower U.S. sales of Zomig tablet and ZMT products as noted above. Gross margin in the third quarter 2013 increased to 57.3%, compared to 48.1% in the prior year period, primarily due to significantly lower amortization and acquisition related costs incurred, compared to the prior year period.

Adjusted gross profit in the third quarter 2013 was $10.4 million and gross margin was 61.6%, compared to adjusted gross profit of $43.3 million and gross margin of 96.0% in the prior year period. The decline in adjusted gross profit and gross margin was due to lower U.S. sales of Zomig tablet and ZMT products and the payment of royalties to AstraZeneca beginning January 1, 2013 on sales of Zomig products under the terms of the AstraZeneca Agreement.

Total operating expenses in the third quarter 2013 decreased to $15.2 million, compared to $20.1 million in the prior year period, due to lower research and development (R&D) and selling, general and administrative (SG&A) expenses. The decline in R&D expenses was primarily the result of the Company’s decision to terminate development of one of its branded product candidates for epilepsy as a result of technical and competitive factors. The decrease in SG&A expenses was primarily due to lower advertising and promotional spending on Zomig products and pre-launch support for RYTARYTM, as well as reduced sales force expenses.

Corporate and Other

	Three Months Ended		Nine Months Ended
(unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
General and administrative expenses	$14,219	$12,695	$43,687	$41,452
Loss from operations	$(14,219)	$(12,695)	$(43,687)	$(41,452)

General and administrative expenses in the third quarter 2013 increased to $14.2 million, compared to $12.7 million in the prior year period, primarily due to higher incentive compensation and employee recruiting fees.

2013 Financial Guidance

Impax’s estimates are based on the actual results for the first nine months ended September 30, 2013, and management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company updated its estimated adjusted 2013 financial guidance as noted below.

●	UPDATED – Gross margins as a percent of total revenues is expected to be approximately 50% (previously mid to upper 40% range).
●

UPDATED – Total R&D expenses across the generic and brand divisions of approximately $70.0 million to $72.0 million (previously $80.0 million to $87.0 million); generic R&D expenses of approximately $43.0 million to $44.0 million (previously $45.0 million to $49.0 million) and brand R&D expenses of approximately $27.0 million to $28.0 million (previously $35.0 million to $38.0 million).

●	UPDATED – Patent litigation expenses of approximately $15.0 million to $16.0 million (previously $12.0 million to $15.0 million).
●	UPDATED – SG&A expenses of approximately $113.0 million to $115.0 million (previously $113.0 million to $118.0 million).

●	Amortization expense of approximately $14.0 million. Approximately $1.0 million for fourth quarter 2013.
●

UPDATED – Hayward facility remediation costs of approximately $30.0 million (previously $10.0 to $15.0 million), due to work to be performed in the fourth quarter of 2013 that had been previously planned to occur in the first half of 2014.

●

Effective tax rate of approximately 32% to 34% on a GAAP basis. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on November 4, 2013 at 4:30 p.m. EDT to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 77523621. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: the effect of current economic conditions on the Company’s industry, business, financial position, and results of operations; fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the difficulty of predicting FDA filings and approvals; the Company’s ability to achieve returns on its investments in research and development activities; the Company’s inexperience in conducting clinical trials and submitting new drug applications; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the use of controlled substances in the Company’s products; disruptions or failures in the Company’s information technology systems and network infrastructure; the Company’s reliance on alliance and collaboration agreements; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the Company’s ability to protect its intellectual property; exposure to product liability claims; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions; the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Global Pharmaceuticals Division	$115,748	$100,430	$311,351	$356,759
Impax Pharmaceuticals Division	16,893	45,157	99,410	83,856
Total revenues	132,641	145,587	410,761	440,615
Cost of revenues	84,299	67,560	245,658	222,212
Gross profit	48,342	78,027	165,103	218,403
Operating expenses:
Research and development	16,071	20,012	51,216	58,697
Patent litigation expense (recovery)	4,497	(371)	13,079	6,581
Selling, general and administrative	27,968	28,927	90,961	75,030
Total operating expenses	48,536	48,568	155,256	140,308
(Loss) income from operations	(194)	29,459	9,847	78,095
Other (expense) income, net	(85)	86	152,366	(19)
Interest income	349	272	940	771
Interest expense	(50)	(145)	(378)	(607)
Income before income taxes	20	29,672	162,775	78,240
Provision for income taxes	200	9,635	51,894	27,166
Net (loss) income	$(180)	$20,037	$110,881	$51,074

Net (loss) income per share:
Basic	$(0.00)	$0.30	$1.66	$0.78
Diluted	$(0.00)	$0.29	$1.62	$0.75

Weighted average common shares outstanding:
Basic	67,051,121	65,797,722	66,764,550	65,451,926
Diluted	67,051,121	68,366,849	68,354,439	68,230,487

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$233,129	$142,162
Short-term investments	203,517	156,756
Accounts receivable, net	133,506	92,249
Inventory, net	80,920	89,764
Deferred income taxes	47,764	42,529
Prepaid expenses and other assets	8,432	22,083
Total current assets	707,268	545,543
Property, plant and equipment, net	179,885	180,758
Other assets	80,447	62,145
Intangible assets, net	19,646	47,950
Goodwill	27,574	27,574
Total assets	$1,014,820	$863,970

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$148,721	$134,082
Accrued profit sharing and royalty expenses	11,908	4,936
Deferred revenue	4,452	6,277
Total current liabilities	165,081	145,295
Deferred revenue	4,848	6,362
Other liabilities	26,194	21,210
Total liabilities	196,123	172,867
Total stockholders' equity	818,697	691,103
Total liabilities and stockholders' equity	$1,014,820	$863,970

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$110,881	$51,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,482	23,273
Provision for inventory reserves	21,073	7,375
Recognition of Zomig prepaid royalty	-	24,997
Intangible asset impairment charges	13,906	-
In-process research and development charge	-	1,550
Accretion of interest income on short-term investments	(518)	(473)
Deferred income taxes (benefit)	(13,996)	(26,951)
Tax benefit related to the exercise of employee stock options	(742)	(3,515)
Deferred revenue	-	1,738
Deferred product manufacturing costs	-	(2,743)
Recognition of deferred revenue	(3,339)	(16,236)
Amortization of deferred product manufacturing costs	-	2,775
Accrued profit sharing and royalty expense	49,768	67,427
Payments of profit sharing and royalty expense	(42,797)	(99,034)
Share-based compensation expense	14,066	12,146
Changes in assets and liabilities which (used) provided cash	(23,518)	56,810
Net cash provided by operating activities	155,266	100,213
Cash flows from investing activities:
Purchase of short-term investments	(266,291)	(177,461)
Maturities of short-term investments	220,048	252,883
Purchases of property, plant and equipment	(24,222)	(58,618)
Payments for product licensing rights, net	-	(64,760)
Net cash used in investing activities	(70,465)	(47,956)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	5,882	11,667
Tax benefit related to the exercise of employee stock options and restricted stock	742	3,515
Net cash provided by financing activities	6,624	15,182
Effect of exchange rate changes on cash and cash equivalents	(458)	834
Net increase in cash and cash equivalents	90,967	68,273
Cash and cash equivalents, beginning of period	142,162	104,419
Cash and cash equivalents, end of period	$233,129	$172,692

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net (loss) income, and GAAP net (loss) income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net income.

	Three months ended		Nine months ended
(Unaudited, amounts in thousands, except per share data)	September 30,		September 30,
	2013	2012	2013	2012
Net (loss) income	$(180)	$20,037	$110,881	$51,074
Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	1,032	22,068	14,399	36,395
Hayward facility remediation costs	10,743	2,623	17,241	4,598
Employee severance (b)	-	-	7,988	1,926
Payments received from litigation settlement (c)	-	-	(153,049)	-
Patent litigation settlement reimbursement	-	(5,000)	-	(5,000)
Intangible asset impairment charges (d)	13,906	-	13,906	-
Provision for inventory reserve (e)	-	-	18,053	5,253
R&D partner milestone payment	-	-	2,000	-
Loss on asset disposal (f)	-	-	881	-
Gross profit earned on Zomig® Agreement (g)	-	-	-	46,200
Acquisition related in process R&D (h)	-	-	-	1,550
Income tax effect	(8,951)	(6,770)	25,450	(31,278)
Adjusted net income	$16,550	$32,958	$57,750	$110,718

Adjusted net income per diluted share	$0.25	$0.48	$0.84	$1.62
Net (loss) income per diluted share	$(0.00)	$0.29	$1.62	$0.75

(a)	Resulting from the January 2012 AstraZeneca Agreement and the June 2012 Development, Supply and Distribution Agreement (Tolmar Agreement) with TOLMAR, Inc. (Tolmar).
(b)	Charges associated with a workforce reduction and executive severance.
(c)	Settlement of litigation (included in “Other (expense) income, net” on the Consolidated Statements of Operations).

(d)

In June 2012, the Company entered into the Tolmar Agreement which granted to the Company an exclusive license to commercialize up to 11 generic topical prescription drug products, including nine then currently approved products and two products then pending approval at the FDA, in the United States and its territories. During the third quarter 2013, as a result of a decline in the most recent market share data and the Company’s revised five year projections for the Tolmar product lines, the Company performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $13.2 million charge to cost of revenues for the Global Division, which brought the intangible asset down from its carrying value to its revised fair value. Other product rights consist of Abbreviated New Drug Applications (ANDAs) which have been filed with the FDA. During the third quarter 2013, as a result of a decision by management to withdraw one of these ANDAs and no longer seek FDA approval, the Company recorded an intangible asset impairment charge of $0.8 million, representing the full carrying value of the asset.

(e)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals.

(f)	Included in Other (expense) income, net on the Consolidated Statements of Operations.
(g)

During the product transition period, the Company received the benefit of the gross profit from U.S. Zomig® sales commencing from January 1, 2012 and ending when the Company commenced commercialization of the Zomig products. The benefit of the gross profit received from AstraZeneca was recorded as a reduction of the $130.0 million paid by the Company to AstraZeneca during 2012 and was not reflected within the Company’s GAAP income but included in the Company’s adjusted net income.

(h)	Acquisition related in-process R&D from the Tolmar Agreement.

The following table reconciles reported net (loss) income to adjusted EBITDA.

	Three months ended		Nine months ended
(Unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Net (loss) income	$(180)	$20,037	$110,881	$51,074
Adjusted to add (deduct):
Interest income	(349)	(272)	(940)	(771)
Interest expense	50	145	378	607
Depreciation and other	5,272	4,227	16,084	11,875
Income taxes	200	9,635	51,894	27,166
EBITDA	4,993	33,772	178,297	89,951

Adjusted to add (deduct):
Amortization and acquisition-related costs	1,032	22,068	14,399	36,395
Hayward facility remediation costs	10,743	2,623	17,241	4,598
Employee severance	-	-	7,988	1,926
Payments received from litigation settlement	-	-	(153,049)	-
Patent litigation settlement reimbursement	-	(5,000)	-	(5,000)
Intangible asset impairment charges	13,906	-	13,906	-
Provision for inventory reserve	-	-	18,053	5,253
R&D partner milestone payment	-	-	2,000	-
Loss on asset disposal	-	-	881	-
Gross profit earned on Zomig® Agreement	-	-	-	46,200
Acquisition related in process R&D	-	-	-	1,550
Share-based compensation	3,563	3,823	14,066	12,146
Adjusted EBITDA	$34,237	$57,286	$113,782	$193,019

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues, research and development expenses, patent litigation (recovery) expenses and selling, general and administrative expenses to adjusted cost of revenues, adjusted research and development expenses, adjusted patent litigation expenses and adjusted selling, general and administrative expenses.

	Three months ended		Nine months ended
(Unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Cost of revenues	$84,299	$67,560	$245,658	$222,212
Adjusted to deduct:
Amortization and acquisition-related costs	1,032	22,068	14,399	36,395
Hayward facility remediation costs	10,743	2,623	17,241	4,598
Employee severance	-	-	2,411	-
Intangible asset impairment charge	13,156	-	13,156	-
Provision for inventory reserve	-	-	18,053	5,253
Adjusted cost of revenues	$59,368	$42,869	$180,398	$175,966

Adjusted gross profit (1)	$73,273	$102,718	$230,363	$264,649
Adjusted gross margin (1)	55.2%	70.6%	56.1%	60.1%

Research and development expenses	$16,071	$20,012	$51,216	$58,697
Adjusted to deduct: (2)
Employee severance	-	-	91	-
Acquisition related in process R&D	-	-	-	1,550
Intangible asset impairment charge	750	-	750	-
R&D partner milestone payment	-	-	2,000	-
Adjusted research and development expenses	$15,321	$20,012	$48,375	$57,147

Patent litigation (recovery) expenses	$4,497	$(371)	$13,079	$6,581
Adjusted to deduct: (2)
Patent litigation settlement reimbursement	-	(5,000)	-	(5,000)
Adjusted patent litigation expenses	$4,497	$4,629	$13,079	$11,581

Selling, general and administrative expenses	$27,968	$28,927	$90,961	$75,030
Adjusted to deduct: (3)
Employee severance	-	-	5,486	1,926
Adjusted selling, general and administrative expenses	$27,968	$28,927	$85,475	$73,104

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(2)	Adjustments to research and development expenses and adjusted patent litigation (recovery) expenses are included within the Global Pharmaceuticals Division reported results.
(3)

Employee severance for the nine months ended September 30, 2013, included $5.4 million within corporate general and administrative expenses and $0.1 million within Impax Pharmaceuticals selling, general and administrative expenses. For the nine months ended September 30, 2012, employee severance of $1.9 million is included within corporate general and administrative expenses.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues.

Global Pharmaceuticals Division Information

	Three months ended		Nine months ended
(unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Cost of revenues	$77,082	$44,106	$193,251	$177,690
Adjusted to deduct:
Amortization and acquisition-related costs	302	430	1,161	430
Hayward facility remediation costs	10,743	2,623	17,241	4,598
Employee severance	-	-	2,411	-
Provision for inventory reserve	-	-	13,036	5,253
Intangible asset impairment charge	13,156	-	13,156	-
Adjusted cost of revenues	$52,881	$41,053	$146,246	$167,409

Adjusted gross profit (1)	$62,867	$59,377	$165,105	$189,350
Adjusted gross margin (1)	54.3%	59.1%	53.0%	53.1%

Impax Pharmaceuticals Division Information

	Three months ended		Nine months ended
(unaudited, amounts in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Cost of revenues	$7,217	$23,454	$52,407	$44,522
Adjusted to deduct:
Amortization and acquisition-related costs	730	21,638	13,238	35,965
Provision for inventory reserve	-	-	5,017	-
Adjusted cost of revenues	$6,487	$1,816	$34,152	$8,557

Adjusted gross profit (1)	$10,406	$43,341	$65,258	$75,299
Adjusted gross margin (1)	61.6%	96.0%	65.6%	89.8%

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.